Exhibit 10.1

ARCA BIOPHARMA, INC.

SECOND AMENDMENT TO RETENTION BONUS LETTER

This second amendment (this “Amendment”) is entered into effective as of April 22, 2024 by and between Thomas A. Keuer (“Executive”) and ARCA biopharma, Inc. (the “Company,” and together with Executive, the “Parties”).

WHEREAS, the Parties entered into a retention bonus letter agreement dated December 8, 2022 and an amendment to retention bonus letter dated on or about December 4, 2023 (collectively, the “Retention Agreement”).

WHEREAS, the Parties desire to amend the Retention Agreement to increase the aggregate amount of the cash retention bonus by 33.33%.

NOW, THEREFORE, in considerations of the promises, mutual covenants, and above recitals, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1.
The first full paragraph at the top of the first page of the Retention Agreement is hereby amended and restated in its entirety as follows:

“In recognition of your continued service with ARCA biopharma, Inc. (the “Company”), we are pleased to offer you the opportunity to receive a cash retention bonus in the aggregate amount of $200,000, less applicable withholdings and deductions required by law (the “Retention Bonus”). Subject to the terms of this letter, you will become eligible to receive a portion of the Retention Bonus in the amount of $35,000 on December 8, 2023 (the date of occurrence of such event, the “Payment Event One Date”), and the remaining portion of the Retention Bonus in the amount of $165,000 upon the earlier to occur of the following: (i) a Corporate Transaction (as defined below), or (ii) the date that the board of directors of the Company (the “Board”) approves certain clinical development decisions (the date of occurrence of such event, the “Payment Event Two Date,” and together with Payment Event One Date, each a “Payment Event Date”). Any payment related to the Retention Bonus will be processed and paid to you by the Company via payroll within thirty (30) business days of the date of occurrence of the applicable Payment Event Date, subject to the terms of this letter.”

2.
Full Force and Effect. To the extent not expressly amended hereby, the Retention Agreement shall remain in full force and effect.
3.
Entire Agreement. This Amendment and the Retention Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, respectively. This Amendment may be amended at any time only by mutual written agreement of the Parties.
4.
Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.
5.
Governing Law. This Amendment will be governed by the laws of the State of Colorado (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, effective as of the date set forth above.

ARCA BIOPHARMA, INC.	EXECUTIVE

C. Jeff Dekker	Thomas Keuer

By:	C. Jeff Dekker	By:	Thomas Keuer
Date:	April 22, 2024	Date:	April 22, 2024